Exhibit 99.1

2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE February 24, 2010	Contact: Brent Smith Vice President- Finance (713) 361-2634

Cal Dive Reports Fourth Quarter and Year End 2009 Results

HOUSTON, TX – (February 24, 2010) Cal Dive International, Inc. (NYSE:DVR) reported 2009 annual net income of $76.6 million, or $.81 per diluted share, compared to $109.5 million and $1.03 per diluted share for the same period of 2008.  The decrease in net income is primarily due to a decrease in new construction services partially offset by an increase in demand for hurricane repair work.

Cal Dive also reported fourth quarter 2009 net income of $2.8 million, or $.03 per diluted share, compared to $46.1 million and $.43 per diluted share for the same period of 2008.  The decrease in net income is primarily due to the decrease in demand for new construction services as well as a decrease in hurricane repair work due to a reduced urgency by customers in completing the remaining hurricane repair and salvage work as compared to the fourth quarter of 2008, which immediately followed hurricanes Gustav and Ike.  During the fourth quarter of 2009, the Company also experienced unexpected mechanical downtime for one its vessels working internationally, which also contributed to a higher effective tax rate for the fourth quarter as a lower percentage of income was earned from foreign tax jurisdictions.

Quinn Hébert, President and Chief Executive Officer of Cal Dive, stated, “While the fourth quarter was certainly a slow close to the year, 2009 was a successful year for Cal Dive in terms of offshore execution, significant international awards, safety performance and solid financial results. Long term, we believe the underlying fundamentals for demand for our services remain strong and we expect the market to improve during the second half of 2010 and beyond based on current bidding activity levels, drilling forecasts and outlooks of key customers.  However, we do anticipate a challenging market during the first half of 2010 and our earnings for that period to be well below that of the corresponding period for 2009.  While our visibility is always limited at this time of the year, it is evident that our customers are taking a cautious approach to spending in the areas we perform offshore services.  There will be reduced demand for new construction work in 2010 due to less drilling activity in 2009 and there is no project scheduled for 2010 similar to the large offshore LNG terminal project we completed in 2009.  While there remains a significant amount of hurricane repair and salvage remaining in the US Gulf of Mexico, our customers are approaching the work in a less urgent and more systematic fashion.  These factors have lead to lower utilization levels as well as significant pricing pressure across our fleet including our saturation diving vessels, which are our most profitable assets.  Due to these market factors, typical winter seasonality and our required regulatory dry dock schedule, the first quarter of 2010 activity levels are expected to be the slowest of the year resulting in a net loss for that quarter.

Cal Dive has been through this type of cycle many times in our long history and we have an experienced management team that knows how to manage through it.  Cal Dive’s business model is built to endure such a cycle through excellent offshore performance, disciplined cost control, and the strategy of owning versus chartering our assets.  We have also taken several measures to further reduce our fixed overhead cost structure.  While these decisions are never made lightly, we are confident it is the right thing to do heading into a challenging market.  We continue to monitor the international markets in an effort to find the right strategic acquisition opportunities to expand the reach of our international operations.  Our strong balance sheet and liquidity through cash on hand and the availability of nearly all of our $300 million revolving credit facility puts us in a position to be able to take advantage of the right growth opportunities when they present themselves.”

Financial Highlights

•

Backlog:  Contracted backlog was $183.0 million as of December 31, 2009 compared to a backlog of $213.0 million at September 30, 2009 and $350.0 million at December 31, 2008.

•

Revenues:  Annual 2009 revenues decreased by $27.5 million, or 3%, to $829.4 million as compared to the full year 2008, while fourth quarter 2009 revenues decreased by $114.3 million, or 44%, to $147.4 million as compared to the fourth quarter of 2008.  The annual decrease is primarily due to the reduction in new construction services partially offset by an increase in demand for hurricane repair work.   The fourth quarter decrease is also due to reduced new construction services as well as less urgent demand for hurricane repair work.

•

Gross Profit: Annual 2009 gross profit decreased by $38.1 million, or 15%, to $215.9 million as compared to the full year 2008, while fourth quarter 2009 gross profit decreased by $53.3 million, or 60%, to $36.2 million as compared to the fourth quarter of 2008. The annual and quarterly decreases are due to the same reasons as the revenue decreases discussed above.

•

SG&A: Annual 2009 SG&A decreased by $.7 million to $73.8 million as compared to the full year 2008, while fourth quarter 2009 SG&A increased by $.5 million to $20.1 million as compared to the fourth quarter of 2008.  As a percentage of revenue, SG&A was 8.9% for the full year 2009 compared to 8.7% for 2008.

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Provision for Doubtful Accounts: Provision for doubtful accounts was $8.0 million for the full year 2009 and $1.5 for the fourth quarter of 2009 relating to the doubtful collection of certain trade receivables recorded.  There was no provision recorded during 2008.

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Net Interest Expense: Annual 2009 net interest expense decreased by $7.5 million to $13.8 million as compared to the full year 2008, while fourth quarter net interest expense decreased by $1.2 million to $3.2 million as compared to the fourth quarter 2008, primarily due to lower variable interest rates associated with outstanding borrowings.

•

Income Tax Expense: The effective tax rate for the full year 2009 was 35.4% compared to 30.4% for 2008, while the effective tax rate for the fourth quarter of 2009 was 71.7% compared to 28.6% for the fourth quarter of 2008.  The rate increase is primarily due to a lower percentage of profits being derived from foreign tax jurisdictions.  During the fourth quarter of 2009, one of the Company’s diving vessels working internationally experienced unexpected mechanical downtime, which significantly contributed to this trend.

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Balance Sheet:  Total debt was $235.0 million and cash and cash equivalents were $52.4 million for a net debt position of $182.6 million as of December 31, 2009, compared to a net debt position of $230.4 at September 30, 2009 and $254.4 million at December 31, 2008.  During the fourth quarter of 2009, the Company repaid the $100 million outstanding balance under its revolving credit facility leaving it with $295.5 million available under the facility.

Further details will be provided during Cal Dive’s conference call, scheduled for 10 a.m. Central Time on February 25, 2010.  The teleconference dial-in numbers are: (866) 804-6925 (domestic), (857) 350-1671 (international), passcode 56257340.  Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at http://www.caldive.com.  A replay will also be available from the Investor Relations-Presentations page.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, the Middle East, India and the Mediterranean, with a fleet of 31 vessels, including 21 surface and saturation diving support vessels and 10 construction barges.

CAUTIONARY STATEMENT

This press release may include “forward-looking” statements that are generally identifiable through our use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that we make regarding our earnings expectations.  The forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur.  Our actual future results may differ materially due to a variety of factors, including changes in the level of offshore exploration, development and production activity in the oil and natural gas industry, our inability to obtain contracts with favorable pricing terms if there is a downturn in our business cycle, intense competition in our industry, the operational risks inherent in our business, and other risks detailed in our Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC.

Comparative Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	4th Quarter		Year Ended
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Revenues	$ 147,396	$ 261,656	$ 829,362	$ 856,906
Cost of sales	111,208	172,138	613,477	02,899
Gross profit	36,188	89,518	215,885	254,007
Selling and administrative expenses	20,063	19,590	73,787	74,500
Gain (loss) on sale of assets	(99)	18	(99)	204
Provision for doubtful accounts	1,515	-	7,992	-
Income from operations	14,511	69,946	134,007	179,711
Equity earnings of investment	-	-	400	-
Interest expense, net	3,203	4,425	13,801	21,312
Other expense, net	(1,275)	(973)	(2,069)	(973)
Income before income taxes	10,033	64,548	118,537	157,426
Provision for income taxes	7,193	18,452	41,910	47,927
Net income	$ 2,840	$ 46,096	$ 76,627	$ 109,499

Other financial data:
Depreciation and amortization	18,469	19,035	76,313	71,195
EBITDA	34,178	89,630	216,453	255,954

Weighted avg. shares outstanding:
Basic	90,378	104,547	91,884	104,418
Diluted	90,385	104,547	91,927	104,418
Earnings per share:
Basic	$ 0.03	$ 0.43	$ 0.81	$ 1.03
Diluted	$ 0.03	$ 0.43	$ 0.81	$ 1.03

CAL DIVE INTERNATIONAL, INC.

Comparative Condensed Consolidated Balance Sheet

(in thousands)

	December 31,
ASSETS	2009	2008
	(unaudited)
Current assets:
Cash and cash equivalents	$ 52,413	$ 60,556
Accounts receivable	119,499	167,714
Contracts in progress	24,511	56,764
Affiliated, net	-	54,944
Deferred income taxes	3,183	5,562
Other current assets	25,102	23,597
Total current assets	224,708	369,137

Net property and equipment	609,233	604,242
Goodwill	292,469	292,469
Deferred drydock costs	16,976	24,784
Other assets, net	12,593	18,976
Total assets	$ 1,155,979	$ 1,309,608

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 49,680	$ 77,440
Advanced billings on contracts	3,512	10,958
Current maturities of long-term debt	80,000	80,000
Income tax payable	6,025	14,900
Accrued liabilities	39,668	58,995
Total current liabilities	178,885	242,293

Long-term debt	155,000	235,000
Long-term payable to affiliate	-	2,695
Deferred income taxes	121,973	116,790
Other long term liabilities	5,323	7,133
Total liabilities	461,181	603,911

Stockholders' equity	694,798	705,697
Total liabilities and stockholders' equity	$ 1,155,979	$ 1,309,608

Calculation of Earnings Per Share

(in thousands, except per share amounts)

Basic EPS is computed by dividing undistributed net income attributable to common shares by the basic weighted-average shares of outstanding common stock.  The calculation of diluted EPS is similar to basic EPS, except the denominator includes dilutive common stock equivalents.  The components of basic and diluted EPS for common shares under the two-class method for quarters and years ended December 31, 2009 and 2008 were as follows:

	4th Quarter		Year Ended
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Numerator:
Net income	$ 2,840	$ 46,096	$ 76,627	$ 109,499
Less: Undistributed net income allocated to unvested restricted stock	86	689	2,205	1,444
Undistributed net income attributable to common shares	$ 2,754	$ 45,407	$ 74,422	$ 108,055

Denominator:
Basic weighted average shares outstanding	90,378	104,547	91,884	104,418
Dilutive employee stock purchase plan	7	-	43	-
Diluted weighted average shares outstanding	90,385	104,547	91,927	104,418

Earnings per Share:
Total basic	$ 0.03	$ 0.43	$ 0.81	$ 1.03
Total diluted	$ 0.03	$ 0.43	$ 0.81	$ 1.03

Reconciliation of Non-GAAP Financial Measures

For the Periods Ended December 31, 2009 and 2008

(in thousands)

In addition to net income, one primary measure that we use to evaluate our financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. We use EBITDA to measure our operational strengths and the performance of our business and not to measure our liquidity.  EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance we report in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, our EBITDA may not be comparable to similarly titled measures of other companies.

We believe EBITDA is useful as a measurement tool because it helps investors evaluate and compare our operating performance from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization of our vessels) from our operating results. Our management uses EBITDA (i) to assess compliance with financial ratios and covenants that will be included in our revolving credit facility; and  (ii) in communications with lenders, rating agencies and others, concerning our financial performance.

The following table presents a reconciliation of EBITDA to net income, which is the most directly comparable GAAP financial measure of our operating results:

	4th Quarter		Year Ended
	2009	2008	2009	2008
	(unaudited)		(unaudited)
EBITDA	$ 34,178	$ 89,630	$ 216,453	$ 255,954
Less: Depreciation & Amortization	18,469	19,035	76,313	71,195
Less: Non-Cash Stock Compensation Expense	1,943	1,622	7,272	6,021
Less: Net Interest Expense	3,203	4,425	13,801	21,312
Less: Provision for Income Taxes	7,193	18,452	41,910	47,927
Less: Non-Cash Impairment Charge	530	-	530	-
Net Income	$ 2,840	$ 46,096	$ 76,627	$ 109,499

As of 12/31/09
Total Debt	$ 235,000
Less: Cash	(52,413)
Net Debt	$ 182,587